Exhibit 99

Beacon Roofing Supply Provides Fiscal 2019 Second-Quarter Estimate Reflecting Unfavorable Weather Impact; Full-Year 2019 Adjusted EPS Expected to Meet Lower End of Guidance Range

HERNDON, Va.—(BUSINESS WIRE)—Mar. 25, 2019—Beacon Roofing Supply, Inc. (Nasdaq:BECN) (“Beacon” or the “Company”) announced today that results for the second quarter ended March 31, 2019 will be impacted by unfavorable weather conditions. The Company is estimating a second quarter Adjusted Net Income (Loss) per share (“Adjusted EPS”) of between $(0.45) and $(0.55), compared to the current Street consensus loss per share of approximately $(0.25). Despite the second quarter being heavily impacted by harsh weather, Adjusted EPS for the full fiscal year ending September 30, 2019 is anticipated to be within the lower-end of the Company’s previously provided range of $2.90 to $3.35.

Paul Isabella, the Company’s President and Chief Executive Officer stated: “Although the second quarter typically is our most difficult quarter, extremely harsh weather conditions, mostly in February and early March, will result in a quarterly Adjusted EPS miss that we believe is appropriate to highlight early to the investment community in the interest of transparency. Through mid-March, the harsh weather has negatively impacted 40% to 75% of our available selling days, depending on geography. Higher-than-normal seasonal pressures have caused margins to decline more than anticipated during the quarter, and we have experienced difficulties in reducing variable expenses given the weather volatility. Our team continues to implement the measures needed to respond to this latest set of challenges. We believe the negative impact of these circumstances will be isolated to the second quarter, and we anticipate re-capturing some of the quarter’s deferred volumes and margin during the second half of 2019. As a result, we are confident in achieving the lower end of our previously provided Adjusted EPS range of $2.90 to $3.35 for fiscal year 2019. Our dedication to executing our growth strategy is steadfast, and we remain confident in our prospects for long-term success.”

The Company will host a brief listen-only webcast and conference call today at 5:30 p.m. ET to discuss its fiscal year 2019 outlook. The webcast link and call-in details are as follows:

What:	Beacon Roofing Supply Second Quarter Update
When	Monday, March 25, 2019
Time:	5:30 p.m. ET
Webcast:	http://ir.beaconroofingsupply.com/events.cfm (live and replay)
Live Call:	720-634-9063; Conf. ID #3194986

To assure timely access, conference call participants should dial in prior to the 5:30 p.m. ET start time.

Forward-Looking Statements:

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Beacon Roofing Supply, Inc.
Joseph Nowicki, Executive VP & CFO

571-323-3939
JNowicki@becn.com

BEACON ROOFING SUPPLY, INC.

Reconciliation of Projected Adjusted EPS1

(Unaudited; In thousands, except per share amounts)

	Three Months Ended March 31, 2019
	Amount		Per Share[2]
	Low	High	Low	High
Net income (loss)	$(76,000)	$(69,000)	$(1.11)	$(1.01)
Dividends on preferred shares	6,000	6,000	$(0.09)	$(0.09)
Net income (loss) attributable to common shareholders	$(82,000)	$(75,000)	$(1.20)	$(1.10)
Adjustments:
Acquisition costs[3]	44,500	44,500	$0.65	$0.65
Adjusted Net Income (Loss)	$(37,500)	$(30,500)	$(0.55)	$(0.45)

[1]

Adjusted Net Income (Loss) is defined as net income that excludes non-recurring acquisition costs, the amortization of intangibles, business restructuring costs, and the non-recurring effects of tax reform. Adjusted net income (loss) per share or "Adjusted EPS" is calculated by dividing the Adjusted Net Income (Loss) for the period by the weighted-average diluted shares outstanding for the period.

[2]	The estimated weighted-average share count utilized in calculations of projected Adjusted EPS presented in this table is 68,100,000.
[3]	Acquisition cost estimates are net of tax and composed of projections for non-recurring acquisition costs and amortization expense related to intangibles.

For a reconciliation of our previously issued guidance for Adjusted EPS for the fiscal year ended September 30, 2019, please see page 16 of our fiscal year 2019 first quarter earnings presentation, filed as Exhibit 99.2 to our Form 8-K filed on February 7, 2019.

We use Adjusted Net Income (Loss) and Adjusted EPS to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources.

We believe that Adjusted Net Income (Loss) and Adjusted EPS are useful measures because they permit investors to better understand changes in underlying operating performance over comparative periods by providing financial results that are unaffected by cyclical variances that can be driven by items such as investment activity or purchase accounting adjustments.

While we believe Adjusted Net Income (Loss) and Adjusted EPS are useful to investors when evaluating our business, they are not prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), and therefore should be considered supplemental in nature. You should not consider Adjusted Net Income (Loss) or Adjusted EPS in isolation or as a substitute for net income and net income per share or diluted earnings per share calculated in accordance with GAAP. In addition, Adjusted Net Income (Loss) and Adjusted EPS may have material limitations and may differ from similarly titled measures presented by other companies.